Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 1st Quarter 2005 Financial Results on April 15, 2005

          HIXSON, Tenn., April 15 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc. saw its first quarter in 2005 earnings increase to $840 thousand versus $523 thousand, an increase of 60.6% while book earnings per share increased to $.29 versus $.21, an increase of 35.5%. (The per share data is different than the nominal earnings due to a 500,000 stock issue completed in February 2005.)  The earnings growth was the result of continued strong balance sheet growth, especially loan generation and core deposit growth.  Leading the growth in core deposits were non-interest bearing checking accounts which on average grew 52.8% over the same period in 2004. Due to this growth and the Bank’s “positive gap” (interest bearing assets repricing quicker than interest bearing liabilities) the Bank’s net interest margin increased to 5.4% in first quarter of 2005 compared to 4.9% during the first quarter of 2004.  To date, the company has deployed over half of the $7.5 million raised with the above mentioned common stock issuance and expects the capital to be fully deployed over the next two years, due to the present new business momentum generated in the business sector of the Chattanooga MSA. Given this positive business prognosis, management remains confident with the $1.10 earnings per share guidance given at the beginning of the year.

          The asset quality remained at the superior level during first quarter of 2005 as non-performing loans as a percentage of average total loans remained at 0.10% while past due loans as a percentage of total loans increased slightly to 0.69%.  The Bank had net charge offs of $30 thousand during the first quarter, while providing $210 thousand to the loan loss allowance. The large provision was created to fully fund the loan loss allowance for the loan growth realized during the quarter, and as a result the Bank was able to maintain a 1.30% allowance for possible loan losses.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $275 million in assets specializing in business financial services.

          CORNERSTONE BANCSHARES, INC.
          Selected Financial Information
          as of March 31, 2005
          (in thousands)

	Three Months Ending Mar 31
			% Change
EARNINGS SUMMARY	2005	2004

Interest income	$4,322	$3,078	40.45%
Interest expense	1,135	808	40.51%
Net interest income	3,187	2,270	40.43%
Provision for loan loss	210	160	31.25%
Net interest income after provision	2,977	2,110	41.13%
Noninterest income	218	348	-37.40%
Noninterest expense	1,821	1,604	13.52%
Pretax income	1,374	854	60.99%
Income taxes	534	331	61.57%
Net income	$840	$523	60.62%
Earnings per common share	$0.29	$0.21	35.52%
Weighted average common shares outstanding	2,947,594	2,486,928

	Year-to-Date Ending Mar 31
			% Change
EARNINGS SUMMARY	2005	2004

Interest income	$4,322	$3,078	40.45%
Interest expense	1,135	808	40.51%
Net interest income	3,187	2,270	40.43%
Provision for loan loss	210	160	31.25%
Net interest income after provision	2,977	2,110	41.13%
Noninterest income	218	348	-37.40%
Noninterest expense	1,821	1,604	13.52%
Pretax income	1,374	854	60.99%
Income taxes	534	331	61.57%
Net income	$840	$523	60.62%
Earnings per common share	$0.29	$0.21	35.52%
Weighted average common shares outstanding	2,947,594	2,486,928

	Three Months Ending Mar 31
AVERAGE BALANCE SHEET SUMMARY			% Change
	2005	2004

Loans, net of unearned income	$210,665	$162,773	29.42%
Investment securities	26,421	25,409	3.98%
Earning assets	237,086	188,182	25.99%
Total assets	256,454	200,440	27.95%
Noninterest bearing deposits	33,449	21,898	52.75%
Interest bearing transaction deposits	68,900	55,680	23.74%
Certificates of deposit	90,869	79,607	14.15%
Total deposits	193,218	157,185	22.92%
Other interest bearing liabilities	36,019	24,629	46.25%
Shareholder’s equity	25,801	17,284	49.28%

	Year-to-Date Ending Mar 31
AVERAGE BALANCE SHEET SUMMARY			% Change
	2005	2004

Loans, net of unearned income	$210,665	$162,773	29.42%
Investment securities	26,421	25,409	3.98%
Earning assets	237,086	188,182	25.99%
Total assets	256,454	200,440	27.95%
Noninterest bearing deposits	33,449	21,898	52.75%
Interest bearing transaction deposits	68,900	55,680	23.74%
Certificates of deposit	90,869	79,607	14.15%
Total deposits	193,218	157,185	22.92%
Other interest bearing liabilities	36,019	24,629	46.25%
Shareholder’s equity	25,801	17,284	49.28%

	Three Months Ending Mar 31		Year-to-Date Ending Mar 31

SELECTED RATIOS	2005	2004	2005	2004

Average equity to average assets	10.06%	8.62%	10.06%	8.62%
Average net loans to average total assets	82.15%	81.21%	82.15%	81.21%
Return on average assets	1.31%	1.04%	1.31%	1.04%
Return on average total equity	13.03%	12.11%	13.03%	12.11%
Actual Book value per common share	$8.98	$7.02

SOURCE  Cornerstone Bancshares, Inc.
          -0-                             04/15/2005
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc.,
+1-423-385-3009/
          /Web site:  http://www.cscbank.com /